Exhibit 99.1

HCP Appoints Scott Brinker as Chief Investment Officer

IRVINE, Calif., May 15, 2017 /PRNewswire/ — HCP (NYSE:HCP) announced today that Scott Brinker will join the Company as Executive Vice President and Chief Investment Officer, with an effective date of January 4, 2018. Mr. Brinker will report to HCP’s Chief Executive Officer, Tom Herzog.

Mr. Brinker most recently served as Chief Investment Officer at Welltower Inc. from July 2014 to January 2017. Prior to that, he served as Welltower’s Executive Vice President of Investments from January 2012 to July 2014. From July 2001 to January 2012, he served in various investment and portfolio management related capacities with Welltower.

“Scott will be a tremendous addition as we continue to successfully execute our strategic initiatives and grow our Company,” said Tom Herzog, HCP’s Chief Executive Officer. “He has an outstanding track record of building and asset managing large-scale portfolios through a disciplined investment process, and we are excited to welcome him to our Company.”

“I am honored and thrilled by the opportunity to join HCP,” said Mr. Brinker. “HCP has a strong portfolio in attractive healthcare segments, and I believe my experience and background will be complementary to the Company’s skilled executive team.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, HCP’s expectations regarding the appointment of Mr. Brinker as a member of senior management and his contributions to HCP’s strategic initiatives and portfolios. These statements are made as of the date hereof, are not guarantees of future events or performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of HCP’s and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to the possibility that Mr. Brinker’s anticipated start date is delayed or that he does not join HCP at all, as well as risks described from time to time in HCP’s filings with the U.S. Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. HCP assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400

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